Exhibit 99.1

McEwen Mining: 2022 Year End and Q4 Results

Stage Is Now Set for Increased Production and Lower Costs in 2023

Welcoming Nuton & Stellantis as Shareholders of McEwen Copper

TORONTO, March 14th, 2023 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported fourth quarter and full year results for the period ended December 31, 2022.

“2022 was an important transition year for McEwen Mining. Our Fox operation in Timmins showed the largest improvement from 2021, with a 22% increase in gold production, 8% lower cash costs per ounce and steady all-in sustaining costs per ounce. Our operation in Nevada has now transitioned production to our Gold Bar South pit, a new mining contractor has been instated, and production is increasing,” commented Rob McEwen, Chairman and Chief Owner. “Our McEwen Copper subsidiary reached several milestones during 2022 and early 2023, including, building a seasoned Argentine management team, improving critical access to Los Azules with the completion of a second route to site, advancing technical studies, cementing our commitments to government and local stakeholders, and welcoming two strategic investors: Nuton (a Rio Tinto Venture and part of the world’s 2nd largest mining company) and Stellantis, the world’s 4th largest automobile manufacturer and mobility provider.”

Looking Ahead

•	For 2023, our production guidance is 150,000 to 170,000 GEOs (see Table 1).

•	Subsequent to the year end, a subsidiary of Stellantis N.V. invested ARS$ 30 billion, and Nuton LLC, a Rio Tinto Venture, agreed to increase its investment by $30 million, to acquire shares of McEwen Copper. Subsequent to these transactions, each of Stellantis and Nuton own 14.2% of McEwen Copper, and McEwen Mining owns 52%. As a result, the implied valuation of McEwen Copper is now approximately $550 million on a 100% basis.

Looking at 2022

•	Our McEwen Copper subsidiary completed three tranches of financing during 2021-2022, raising a total of $81.9 million for Los Azules exploration and pre-development activities.

•	In 2022, production was 133,300 gold equivalent ounces (GEOs)(1), slightly below our revised guidance range of 134,600 to 141,600 GEOs due to lower than planned production at the Fox Complex during the final days of the year (see Table 2).

•	Our 100%-owned mines (Fox Complex and Gold Bar) generated a cash gross profit of $19.2 million(2) in 2022 and a gross loss of $0.5 million. Cash gross profit is calculated by adding back non-cash depletion and depreciation to gross profit (loss).

•	We incurred advanced project expenditures of $41.3 million at Los Azules net of foreign exchange gains, or, on a gross basis, a $61.1 million contribution to net loss. Under U.S. GAAP, we continue to expense our Los Azules project costs.

•	Our consolidated net loss in 2022 of $81.1 million, or $1.71 per share, relates primarily to investment of $81.7 million in advanced projects and exploration (including 100% of Los Azules expenses) offset by a gain of $19.8 million on foreign exchange transactions, general and administrative costs of $11.9 million, tax expenses of $5.8 million, and a gross loss of $0.5 million from our operations (see Table 4).

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•	Cash and liquid assets(2) at December 31, 2022 were $46.2 million.

•	Production costs per ounce for 2022 were $1,276 for cash costs(2) per GEO sold from our 100%-owned mines, representing a decrease of 12% compared to 2021, and $1,688 for all-in sustaining costs (AISC)(2) per GEO sold, representing an increase of 3% compared to 2021 (see Table 3).

•	We continued to invest aggressively in exploration, completing 181,100 feet (55,200 meters) of drilling at the Fox Complex, 16,900 feet (5,200 meters) of drilling at the Gold Bar Mine, and 73,500 feet (22,400 meters) at the Los Azules project.

•	A webcast will be held on Tuesday, March 14th at 11:00 am EDT. Please see the details further below.

Table 1 below provides production and cost results for Q4 and the full year 2022, with comparative results from 2021 and our guidance range for 2023.

	Q4		Full Year		Full Year 2023
	2021	2022	2021	2022	Guidance Range
Consolidated Production
Gold (oz)	31,300	28,970	118,500	102,680	123,000-139,000
Silver (oz)	682,700	702,000	2,572,000	2,598,230	2,300,000-2,600,000
GEOs(1)	40,150	37,280	154,410	133,300	150,000-170,000
Gold Bar Mine, Nevada
GEOs(1)	9,950	7,940	43,850	26,620	42,000-48,000
Cash Costs ($/GEO)(1)	2,038	1,083	1,687	1,622
AISC ($/GEO)(1)	2,104	1,395	1,753	1,989
Fox Complex, Canada
GEOs(1)	9,460	9,870	30,060	36,650	42,000-48,000
Cash Costs ($/GEO)(1)	1,122	1,137	1,108	1,020
AISC ($/GEO)(1)	1,760	1,606	1,461	1,465
San José Mine, Argentina (49%)
Gold production (oz)(4)	11,300	11,170	40,900	38,610	39,000-43,000
Silver production (oz)(4)	682,700	700,850	2,572,500	2,593,300	2,300,000-2,600,000
GEOs(1)(3)	20,200	19,420	76,800	69,130	66,000-74,000
Cash Costs ($/GEO)(1)	1,708	1,321	1,262	1,306
AISC ($/GEO)(1)	2,043	1,701	1,603	1,714

El Gallo mine produced 900 GEOs for 2022 from residual leaching that ceased in July 2022.

Notes:

1.	‘Gold Equivalent Ounces’ are calculated based on a gold to silver price ratio of 77:1 for Q4 2021, 72:1 for 2021, 85:1 for Q4 2022 and 84:1 for 2022. 2023 production guidance is calculated based on 85:1 gold to silver price ratio.
2.	Cash gross profit, cash costs per ounce, all-in sustaining costs (AISC) per ounce, and liquid assets are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see “Non-GAAP- Financial Measures” section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the year ended December 31, 2022 filed on Edgar and SEDAR.
3.	McEwen Mining shares issued and outstanding at Dec 31, 2021 were 459,187,391 and at Dec 31, 2022 was 47,427,584, following a reverse share split effective July 28, 2022.
4.	Represents the portion attributable to us from our 49% interest in the San José Mine.

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Table 2. Production for Q4 & Year ended Dec 31, 2022, compared to Q4 & Year ended Dec 31, 2021.

	Production in Q4 2022			Production in 2022
2022 vs 2021	Q4 2022 (GEOs)	Q4 2021 (GEOs)	Q4 2022 vs Q4 2021	2022 (GEOs)	2021 (GEOs)	2022 vs 2021
Gold Bar Mine, Nevada	7,940	9,950	-20%	26,620	43,850	-39%
Fox Complex, Canada	9,870	9,500	+4%	36,650	30,060	+22%
San José Mine, Argentina	19,420	20,200	-4%	69,130	76,800	-10%

Table 3. Cash costs and AISC per ounce sold for Year ended Dec 31, 2022, compared to Year ended Dec 31, 2021.

	Cash Costs			AISC
2022 vs 2021	2022 ($/GEO)	2021 ($/GEO)	2022 vs 2021	2022 ($/GEO)	2021 ($/GEO)	2022 vs 2021
Gold Bar Mine, Nevada	1,622	1,687	-4%	1,989	1,753	+13%
Fox Complex, Canada	1,020	1,108	-8%	1,465	1,461	unch
San José Mine, Argentina	1,306	1,262	+3%	1,714	1,603	+7%

Table 4. Financial results Q4 & Year ended Dec 2022, compared to Q4 & Year ended Dec 2021.

	2022		2021
	Q4	Year	Q4	Year
(Millions of Dollars)
Revenue	28.2	110.4	35.0	136.5
Cash gross profit (loss)(2)	7.9	19.2	1.2	17.3
Gross profit (loss)	(0.3)	(0.5)	(5.9)	(6.5)
Net loss	(37.4)	(81.1)	(21.0)	(56.7)
(Dollars)
Net loss per share(3)	(0.79)	(1.71)	(0.05)	(0.12)

Operations Update

Fox Complex, Canada (100% Interest)

Production from the Black Fox Mine stopped in Q4, 2021 and started at the Froome Mine. As a result, production in 2022 increased 22% year over year, costs were slightly lower, and the safety record improved.

In addition, Froome’s production exceeded mill capacity; therefore 120,000 tonnes of mineralized material was stockpiled at the end of 2022, ready for processing in 2023.

The Froome Mine produced 9,870 GEOs in Q4 2022, bringing the full year 2022 production to 36,650 GEOs. This represents increases of 4% and 22% respectively from the comparable periods in 2021.

Cash cost per GEO sold in 2022, was $1,020 and AISC per GEO was $1,465 compared to costs in 2021 of $1,108 and $1,461, respectively.

In recent years, we have invested significant capital in exploration. The principal focus has been on discovering resources adjacent to our existing operations in order to increase gold production, extend the mine life and shorten the payback period of the PEA. During 2022, we incurred $11.4 million in exploration activities at Fox. The exploration budget for 2023 at the complex is $15.0 million.

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The Preliminary Economic Assessment (PEA) for the Fox Complex published on January 26, 2022 details our expansion plans for the Fox Complex, to occur after we complete mining at the Froome Mine. As a result of our investment in exploration, we have found sufficient new gold resources that allow for extending the mine life, planning a doubling of gold production and significantly reducing costs per ounce. The economics are attractive, providing for a mine life of an additional 9-years where the average annual gold production is 80,800 oz with average cash costs and AISC per ounce of $769 and $1,246, respectively.

Gold Bar Mine, USA (100% Interest)

A record safety milestone was achieved in 2022, operating for over 1,000 days without a lost-time incident.

Production at Gold Bar was adversely impacted by encountering carbonaceous ore that could not be processed and the delay in mining as we transitioned to a new mining contractor. As a result, the mine production was 39% lower year-over-year with 7,940 GEOs in Q4, and 26,620 in 2022.

Cash cost and AISC per GEO sold were $1,622 and $1,989 for the year 2022. The year-over-year 4% decrease in cash cost per GEO was primarily a result of reduced contract mining costs. AISC per GEO for the year 2022 was 14% higher due to expenditures on reclamation, exploration, plant and equipment, and securing environmental credits for the Gold Bar South (GBS) project.

In 2023, production has shifted to GBS, which does not contain carbonaceous ore, has a lower waste stripping ratio and a higher average gold grade compared to previous mined areas at Gold Bar. The change of the mining contractor in Q4 2022 is expected to drive improved production efficiencies in 2023.

In 2022, $4.8 million was invested in exploration, including drilling 16,900 feet (5,200 meters) of core and reverse circulation drilling focused on targets around the mine, such as near-mine extensions at Cabin North, Pick and potential extensions at the Atlas Pit. The exploration budget for 2023 is $5.5 million.

San José Mine, Argentina (49% Interest)

Our share of the San José mine production was 69,130 GEO in 2022, 10% lower than in 2021. The decrease is attributable to lower processed tonnes due to the impact of COVID-19 and mill availability issues in Q1 2022. Together with a decrease in gold and silver prices in 2022 compared to 2021, the dividend received was only $0.3 million in 2022, compared to $9.8 million received during 2021.

Q4 2022 cash costs and AISC per GEO of $1,321 and $1,701 respectively. These costs were still high but substantially better than in Q4 2021, decreasing by 23% and 17% respectively compared to Q4 2021. Production costs in 2021 were adversely impacted by COVID-19.

2022 cash costs and AISC per GEO were $1,306 and $1,714, an increase of 3% and 7% respectively compared to 2021, as a result of lower GEOs sold partially offset by lower production costs.

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McEwen Copper (52% Interest)

On August 31, 2022, McEwen Copper completed a US$81.9 million offering including a $25 million investment by Nuton, a Rio Tinto Venture.

On October 24, 2022, McEwen Copper signed an option agreement with Kennecott Exploration Company (“Kennecott”), a subsidiary of Rio Tinto. By spending $18 million over up to seven years, Kennecott can earn a 60% interest in the Elder Creek property and form a 60:40 joint venture with McEwen Copper.

Subsequent to December 31, 2022, we announced the closing of an ARS $30.0 billion investment by FCA Argentina S.A., a subsidiary of Stellantis N.V. (“Stellantis”) to acquire shares of McEwen Copper and of a second investment of $30 million by Nuton that increases their investment to $55 million. The Stellantis transaction consisted of a private placement of 2,850,000 common shares, and the purchase of 1,250,000 common shares indirectly owned by McEwen Mining in a secondary sale. The Nuton transaction consisted of a private placement of 350,000 common shares, and the purchase of 1,250,000 common shares indirectly owned by McEwen Mining in a secondary sale. The proceeds of the private placement will be used to advance the development of the Los Azules copper project in San Juan, Argentina, and for general corporate purposes. Subsequent to the transactions, Stellantis and Nuton each own 14.2% of McEwen Copper, while McEwen Mining’s ownership is reduced to approximately 52%. McEwen Mining plans to use the proceeds from the secondary sales to reduce its debt by 38% and increase its treasury to fund production growth.

About Stellantis

Stellantis N.V. is one of the world’s leading automakers and a mobility provider. Its storied and iconic brands embody the passion of their visionary founders and today’s customers in their innovative products and services, including Abarth, Alfa Romeo, Chrysler, Citroën, Dodge, DS Automobiles, Fiat, Jeep®, Lancia, Maserati, Opel, Peugeot, RAM, Vauxhall, Free2Move and Leasys.

About Nuton

Nuton is an innovative new venture that aims to help grow Rio Tinto’s copper business. At the core of Nuton is a portfolio of proprietary copper leach-related technologies and capability – a product of almost 30 years of research and development. Nuton™ Technologies offer the potential to economically unlock copper sulphide resources, copper bearing waste and tailings, and achieve higher copper recoveries on oxide and transitional material, allowing for a significantly increased copper production.

Exploration Drilling

Drilling has focused on increasing drill hole density to upgrade the copper mineral resource classification to measured and indicated and to better define the payback pit design; providing metallurgical, hydrological, and geotechnical data to support mine design; and testing for potential extensions of the copper resource to the north, south and at depth. Drilling started in January and went to May, when it stopped for the winter in the southern hemisphere, then restarted in October and is currently ongoing. There were 6 drill rigs on site in 2022, and 5 more were added in early 2023.

From 2022 to date we have drilled over 105,000 feet (32,000 meters) in 98 drill holes. Recent results include 236 m of 1.39% Cu and 0.19 g/t Au including 42 m of 2.78% Cu (hole AZ23191) for delineation and 1,052 m of 0.29% Cu including 480 m of 0.42% Cu (hole AZ22174) for exploration.

A total of $61.2 million was spent in 2022 at the Los Azules project to advance drilling, engineering and project feasibility work. The first step is updating the PEA that is expected to be published in Q2 2023.

Road Construction

In 2022, a major advance was made that will accelerate the development of Los Azules with the completion of a new low altitude access road (maximum 11,155 feet ASL), which we share in part with other mining projects, including El Pachón and Altar. The importance of having a second road into the site at 2,000 feet lower altitude means we now have almost year-round access.

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Technical Studies

The updated PEA will include all available information on drilling, assay and metallurgical testing obtained during the 2017, 2018 and 2022 exploration seasons. During the quarter we continued work on trade-off studies (related to power supply and the potential for renewables, mining methods and processing options), an updated glacier study, and initial geotechnical field of work for the design of heap leaching, tailings and waste storage facilities. Hydro-geological holes have commenced and complement the works on assessing historical information and re-establishing existing water monitoring locations.

Currently, we are developing a scenario for Los Azules as an open pit mine that initially processes leachable copper content in a heap leach, with a solvent extraction and electrowinning facility to produce LME Grade A copper cathodes. This scenario would greatly reduce capital expenditures as compared to 2017’s PEA using concentrator technology, in addition it would be more environmentally sensitive due to its much lower water consumption and carbon footprint. The project design makes use of renewable energy, reducing overall complexity and improves its financial attractiveness.

Metallurgical studies continue, including with Nuton’s technology for heap leaching of copper ore. Initial results show promising recoveries and reduced acid consumption for the scenario described above.

The Exploitation Environmental Impact Report preparation has been awarded to Knight Piesold, with the drafting of the report underway and on track for submitting to permitting authorities in April 2023.

El Gallo Mine and Fenix Project (100% Interest)

Activities at the El Gallo mine in 2022 were limited to residual leaching as part of closure and reclamation plans. The residual leaching activities of the El Gallo mine, ceased in July 2022.

The capital required to build the Fenix Project was reduced materially in September 2022 with the purchase of a second-hand gold processing plant and associated equipment for $2.8 million. The purchase includes substantially all the major components required to start the Fenix Project. This equipment was estimated at $25.3 million in our Fenix Project feasibility study, published in February 2021.

Multiple strategic alternatives continue to be evaluated for the project including financing options, lower capital costs, potential base metal evaluation.

Conference Call and Webcast

Management will discuss our Q4 and Year-End 2022 financial results and project developments and follow with a question and answer session. Questions can be asked directly by participants over the phone during the webcast.

Tuesday Mar 14th 2023 11:00 AM EDT	Toll Free (US & Canada):	(888) 330-2398
	Outside US & Canada:	(240) 789-2709
	Conference ID Number:	67121
	Event Registration Link:	https://conferencingportals.com/event/ZSafhHZi
	Webcast Link:	https://events.q4inc.com/attendee/387697089

The webcast will be archived on McEwen Mining’s website at https://www.mcewenmining.com/media following the call.

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Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects.”

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining’s Annual Report on Form 10-K for the year ended December 31, 2022.

Cash Gross Profit

Cash gross profit is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit. Cash gross profit is calculated by adding depletion and depreciation to gross profit. A reconciliation to gross profit, the nearest U.S. GAAP measure is provided in McEwen Mining’s Annual Report on Form 10-K for the year ended December 31, 2022.

Liquid Assets

The term liquid assets used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Liquid assets is calculated as the sum of the Balance Sheet line items of cash and cash equivalents, restricted cash and investments, plus ounces of doré held in precious metals inventories valued at the London PM Fix spot price at the corresponding period. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Annual Report on Form 10-K for the year ended December 31, 2022.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

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The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns approximately 52% of McEwen Copper which owns the large, advanced stage Los Azules copper project in Argentina. The Company’s goal is to improve the productivity and life of its assets with the objective of increasing its share price and providing a yield. Rob McEwen, Chairman and Chief Owner, has personally provided the company with $220 million and takes an annual salary of $1.

WEB SITE	SOCIAL MEDIA
www.mcewenmining.com	McEwen Mining	Facebook:	facebook.com/mcewenmining
		LinkedIn:	linkedin.com/company/mcewen-mining-inc-
CONTACT INFORMATION		Twitter:	twitter.com/mcewenmining
150 King Street West		Instagram:	instagram.com/mcewenmining
Suite 2800, PO Box 24
Toronto, ON, Canada	McEwen Copper	Facebook:	facebook.com/ mcewencopper
M5H 1J9		LinkedIn:	linkedin.com/company/mcewencopper
		Twitter:	twitter.com/mcewencopper
Relationship with Investors:		Instagram:	instagram.com/mcewencopper
(866)-441-0690 - Toll free line
(647)-258-0395	Rob McEwen	Facebook:	facebook.com/mcewenrob
Mihaela Iancu ext. 320		LinkedIn:	linkedin.com/in/robert-mcewen-646ab24
info@mcewenmining.com		Twitter:	twitter.com/robmcewenmux

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